Kaufman & Canoles, P.C. Three James Center, 12th Floor 1051 East Cary Street Richmond, VA 23219 Mailing Address Post Office Box 27828 Richmond, VA 23261 T (804) 771.5700 F (804) 771.5777 kaufCAN.com

_____________, 2011

Haiwang Resources & Technology Ltd.
Haiwang Street, Yangzi Ave.
Coastal Economic Zone, Weifang City
Shandong Province, China 430010

Re:           Haiwang Resources & Technology Ltd.

Dear Sir:

We have acted as British Virgin Islands counsel for Haiwang Resources & Technology Ltd., a British Virgin Islands corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (Registration No. 333-__________) and all amendments thereto (as amended, the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2011. The Registration Statement relates to the offering (the “Offering”) of (i) up to __________ of the Company’s common shares, $0.001 par value per share (such offered common shares, the “Offering Shares”; the Company’s common shares, the “Shares”) (including up to __________ Offering Shares underlying placement agent warrants issued to the placement agent in connection with the offering (the “Placement Agent Warrants”)), and (ii) up to __________ Placement Agent Warrants exercisable to purchase one Share each.

In connection with this opinion, we have examined the Registration Statement and the prospectus contained therein (the “Prospectus”), the Company’s Articles and Memorandum of Association, as amended to date, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below (collectively, the “Documents”). We are relying (without any independent investigation thereof) upon an Officer’s Certificate from an Officer of the Company, certifying to the truth and accuracy of the factual statements set forth in the Documents. We have assumed the authenticity of the signatures and seals set forth in such Officer’s Certificate. In addition, for all purposes of this opinion, as to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

The following opinion is given as to matters of British Virgin Islands law.

Based upon the foregoing and in reliance thereon, it is our opinion that the Offering Shares of the Company and any Shares underlying the Placement Agent Warrants are duly authorized and will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the offering described in the Registration Statement, be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Sincerely,

Kaufman & Canoles